July 17, 1998


Sunrise International Leasing Corporation
5500 Wayzata Blvd., Suite 725
Minneapolis, MN  55416


Re:  EXHIBIT 5 to Registration Statement on Form S-3

Ladies/Gentlemen:

We are acting as corporate counsel to Sunrise International Leasing Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act") of 143,850 shares of the Company's Common Stock (the "Shares") which may be offered for sale by certain stockholders (the "Selling Stockholders").

In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:

         1.       The Company's Certificate of Incorporation.

         2.       The Company's Bylaws.

         3. Certain corporate resolutions of the Company's Board of Directors pertaining to the issuance by the Company of the Shares.

         4.       The Registration Statement.

Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:

         1. The Shares are validly authorized by the Company's Certificate of Incorporation.

         2. The Shares are validly issued and outstanding, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

FREDRIKSON & BYRON, P.A.


By /s/ John F. Wurm
John F. Wurm
Fredrikson & Byron, P.A.
900 Second Ave. S., #1100
Minneapolis, MN  55402
Telephone: (612) 347-7000
Facsimile: (612) 347-7077